Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	October 15, 2008

UGI Issues Earnings Guidance and Agenda for Analyst Day

VALLEY FORGE, Pa., October 15 — UGI Corporation (NYSE: UGI) today announced earnings guidance for fiscal years 2008 and 2009. UGI expects to report earnings for its fiscal year ended September 30, 2008 of approximately $2.00 per diluted share.

In prepared remarks to be delivered to investors in New York, Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Assuming normal weather patterns this winter, we expect to report earnings in the range of $2.10 to $2.20 per diluted share for fiscal 2009 ending September 30, 2009.” UGI is scheduled to release more detailed results for the fiscal year ended September 30, 2008 in mid November 2008.

Today’s webcast Analyst Day meeting for investors features presentations on UGI’s strategic plans, in-depth discussions of the operations and growth strategies for each of its major business segments, capital spending plans, financial performance as well as earnings guidance for fiscal years 2008 and 2009.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

The Analyst Day webcast and other comprehensive information about UGI are available on the Internet at http://investor.shareholder.com/ugi/.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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